                SECURITIES AND EXCHANGE COMMISSION
                    Washington D.C. 20549

                        FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12(b) or 12(g) OF THE
                SECURITIES EXCHANGE ACT OF 1934

                  OUTBACK STEAKHOUSE, INC.
----------------------------------------------------------------
(Exact name of registrant as specified in its charter)

Delaware                                                    59-3061413
---------------------------------------------------------------------------
(State of incorporation or organization)(IRS Employer Identification Number)

2202 North Westshore Boulevard, 5th Floor, Tampa, Florida  33607
----------------------------------------------------------------
(Address of principal executive offices)             (Zip Code)

  If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box |X|

  If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box |_|

  Securities Act registration statement file number to which this form relates: ___________________ (if applicable).

  Securities to be registered pursuant to Section 12(b) of the Act:

   Title Of Each Class          Name Of Each Exchange On Which
   To Be So Registered          Each Class Is To Be Registered

  Common Stock, $.01 Par Value  New York Stock Exchange

  Securities to be registered pursuant to Section 12(g) of the Act:

                                None
----------------------------------------------------------------
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of company's securities to be registered.

       The capital stock of Outback Steakhouse, Inc., a Delaware corporation (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's Common Stock, $.01 par value ("Common Stock"). The holders of shares of Common Stock are entitled to one vote for share of Common Stock upon all matters presented to the stockholders. Subject to preferences that may be applicable to any outstanding shares of the Company's Preferred Stock, $.01 par value (the "Preferred Stock"), the holders of Common Stock are entitled to receive, and shall share equally, share for share, when, as and if declared by the Board of Directors, out of the assets of the Company, which are by law available therefor, dividends or distributions payable in cash, in property or in securities of the Company. Holders of Common Stock shall not be entitled on account of holding such stock to preemptive rights or other rights to acquire or subscribe for additional stock or securities of the Company authorized to be issued. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

       The Company's Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has not issued and has no plans to issue any of the Preferred Stock.

       The Company's Bylaws permit the Board from time to time to consist of not less than 3 nor more than 15 members. The Board of Directors are divided into three classes as nearly equal in number as possible, to be known as Class I, Class II and Class III. Each class is elected to staggered terms. The Board of Directors may increase or decrease the number of the members of the Board of Directors within the above limitation without stockholder approval. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director. In case of any increase in the number of directors, the additional directors shall be distributed among the several classes as nearly equally as possible. Nominees for directors must be nominated for election in accordance with the Company=s Bylaws. Nominations maybe made by the Board or a committee thereof and such nominations shall be made not fewer than 30 days prior to the date of the meeting at which directors are to be elected. If there shall be any vacancy in the Board of Directors for any reason, the remaining directors shall constitute the Board of Directors until such vacancy is filled and the remaining directors may fill any vacancy in the Board for the unexpired term. These provisions of the Bylaws could discourage potential acquisition proposals, could delay or prevent a change in control of the Company and may have the effect of preventing changes in the management of the Company.

Item 2.       Exhibits

       None.
-2-
SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 7, 2000.

                                   OUTBACK STEAKHOUSE, INC.



                                   By: /s/ Robert S. Merritt
                                         Name: Robert S. Merritt
                                         Title: Senior Vice President,
                                         Chief Financial Officer and Treasurer


-3-